UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2015
KINDER MORGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35081 (Commission File Number)	80-0682103 (I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Dividend Declared

On January 21, 2015, Kinder Morgan, Inc. (the “Company”) announced that its board of directors declared a cash dividend of $0.45 per share for the fourth quarter of 2014, which is payable on February 17, 2015, to shareholders of record as of the close of business on February 2, 2015. This represents a 10% increase over the fourth quarter 2013 dividend of $0.41 per share ($1.64 annualized) and is up from $0.44 per share ($1.76 annualized) for the third quarter of 2014. For 2014, the Company declared cash dividends of $1.74 per share, exceeding its published annual budget of $1.72 per share and 9% higher than declared cash dividends of $1.60 per share for 2013.

Hiland Acquisition

On January 21, 2015, the Company entered into an Agreement and Plan of Merger with Hiland Partners, LP, a privately held Delaware limited partnership (“Hiland”), and its general partner under which the Company will acquire Hiland from its founder, Harold Hamm, and certain Hamm family trusts, for a total purchase price of approximately $3.0 billion, including the assumption of debt. Completion of the Hiland acquisition is subject to customary closing conditions, including regulatory approval. The Company expects to close the transaction in the first quarter of 2015.

Hiland’s assets consist of crude oil gathering and transportation pipelines and gas gathering and processing systems, primarily serving production from the Bakken Formation in North Dakota and Montana.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

Dated: January 22, 2015	By:	/s/ David R. DeVeau
David R. DeVeau Vice President

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